Exhibit 99.1

LifePoint Hospitals Acquires Rockdale Medical Center

BRENTWOOD, Tenn.--(BUSINESS WIRE)--February 2, 2009--LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced the completion of the acquisition by a company subsidiary of Rockdale Medical Center (RMC) and related assets in Conyers, Georgia, for a purchase price of $80 million. Rockdale Medical Center is a 138-bed hospital with net revenues of approximately $120 million.

In commenting on the announcement, William F. Carpenter III, President and Chief Executive Officer of LifePoint Hospitals, said, “The acquisition of Rockdale Medical Center is consistent with LifePoint Hospital’s mission of entering into partnerships with hospitals that share its dedication to the well-being and success of the community. RMC and its affiliated physicians are truly leaders in the provision of high quality healthcare. We are pleased to have Rockdale Medical Center in the LifePoint Hospitals’ family, and we look forward to working together to continue the delivery of quality healthcare in the community.”

About LifePoint Hospitals

LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 17 states, including Georgia. Of the Company’s 47 hospitals, 44 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on five guiding principles that outline the Company’s vision: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value; and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.

CONTACT:
LifePoint Hospitals, Inc.
Investor:
David Dill, 615-372-8512
david.dill@lpnt.net
or
Media:
Diane Huggins, 615-565-1817
diane.huggins@lpnt.net